Exhibit 99.1

Laird Superfood to Acquire Picky Bars, LLC

Expanding Position in Attractive Healthy Snacks Category

Central-Oregon Based Picky Bars, LLC Aligned in Mission & Authenticity

Transaction Expected to be Net Income (Loss) Accretive in 2022

Management to Host Prepared Remarks at 8:30 am ET Today

SISTERS, Ore., May 4, 2021 - (BUSINESS WIRE) - Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood” or the “Company”) today announced that on May 3, 2021 it entered into a definitive agreement to purchase all of the equity interests of fellow Central-Oregon based Picky Bars, LLC, innovators in the healthy snack industry focused on nutritionally balanced, real-food products to fuel performance, for a total purchase price of $12.0 million in cash and stock subject to a customary post-closing working capital adjustment. The transaction closed simultaneously with execution. The transaction represents an acquisition multiple of approximately 1.2x estimated 2022 revenue. Laird Superfood expects the transaction to be supportive of its path to an improving gross margin profile and accretive to the net income (loss) of Laird Superfood in 2022 and beyond. In 2021, the Company does not expect the transaction to have any meaningful impact on the Company’s net income (loss) per share.

Picky Bars’ product portfolio includes the namesake Picky Bar as well as Performance Oatmeal, Performance Granola, Pancakes and Drizzle(TM) nut-butter, with best-in-class direct-to-consumer distribution to a loyal fanbase. Picky Bars’ direct-to-consumer platform includes the Picky Club, a monthly subscription box and loyalty program.

The transaction is aligned with Laird Superfood’s strategic goals, specifically the addition of unique and innovative daily-use products across the Company’s omnichannel platform, and the acquisition of highly complementary assets such as a recurring direct-to-consumer customer base. Laird Superfood’s strategic goals prioritize a shared product ethos supporting high athletic performance, authenticity and environmental sustainability.

Paul Hodge, Chief Executive Officer of Laird Superfood said, “We are so excited to welcome Picky Bars into the Laird family. Founded by three incredible athletes who are true to their mission and vision, Picky Bars aligns with our core values of trust and authenticity and our product ethos prioritizing high performance and sustainability, not just for athletes, but for everyone in everyday life. This is an exceptional foundation to build on the many synergies we anticipate from this acquisition, starting with the immediate expansion of our brand platform in the massive Bars and Snacks category, where we believe consumers are increasingly “picky” and seek whole food, healthier bar choices as well as sustainable options. Picky also has a line of Performance Breakfast products including Performance Oatmeal, Granola and Pancakes, which are exciting and additive to the Laird Superfood morning ritual.”

Hodge continued, “Other immediate synergies include the cross-selling opportunities across both direct-to-consumer platforms, as we believe these incredible products will resonate particularly well with our existing and loyal customer base, as well as the wholesale opportunity, as we intend to leverage our existing relationships of over 7,000 retail doors to accelerate placement of Picky products on shelf. Lastly, we are excited about augmenting the Laird Superfood brand platform with a snack bar price point which supports expansion into new retail segments like convenience and drug stores, further extending that brand platform to yet another new audience.”

Management’s Prepared Remarks

Management will host prepared remarks today at 8:30 am ET to discuss the transaction. Listeners may access the webcast at the investor relations portion of the website at https://investors.lairdsuperfood.com/.

About Laird Superfood (NYSE American: LSF)

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are both delicious and functional. The Company’s products are designed to enhance your daily ritual and keep consumers fueled naturally throughout the day. The Company was co-founded in 2015 by the world’s most prolific big-wave surfer, Laird Hamilton. Laird Superfood’s offerings are environmentally conscientious, responsibly tested, and made with real ingredients. Shop all products online at lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

About Picky Bars

Picky Bars creates real food products to “fuel the pursuit of life’s potential.” Founded in 2010 in the home kitchens of professional endurance athletes, Jesse Thomas, Lauren Fleshman, and Stephanie Rothstein Bruce, Picky Bars were created to provide a nutritionally balanced, real-food fuel option that is easy to digest and built for performance. Since then, the product line has expanded to include Performance Oatmeal, Granola, Pancakes, and a nut butter topping called Drizzle. Through wholesome products, great service, and some quirky humor, Picky Bars strives to support and inspire athletes of all levels to reach for their goals and live life to the fullest. All products are designed and tested on the trails around Picky HQ in Bend, Oregon.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These statements include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future results, events, operations, services, product development and potential, future marketing partnerships, and statements regarding future performance. Forward-looking statements are generally identified by the words will, shall, expects, anticipates, believes, intends, estimates, plans and similar expressions. Although management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in the business of the Company, its customers and its partners, as those discussed or identified in the public filings with the SEC by the Company, including those listed under Risk Factors and Cautionary Statement Regarding Forward-Looking Statements in the Company’s periodic reports. Other than as required by applicable law, the Company does not undertake any obligation to update or revise any forward-looking information or statements.

Contact

ICR

Ashley DeSimone & Reed Anderson

646.677.1827